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                           SHARE EXCHANGE AGREEMENT

This agreement is made and entered as of August 16, 1999 by and between USA GROWTH, INC. ("USAG") a publicly traded Delaware Corporation with it's principal place of business located at 900 West 190 Street, New York, New York and TRI STAR DIVERSIFIED VENTURES, LLC (Charles Woods, CEO), Nick Markulis, John Anton, (collectively hereinafter "WSN SHAREHOLDERS").

RECITALS

WHEREAS, "USAG" is a publicly traded Delaware Corporation with capital stock of One Hundred Million (100,000,000) shares of common stock (the USAG "Common Stock") authorized of which 13,500,000 shares are issued and outstanding as of the signing of this agreement and 8,000,000 in "Class A" warrants and is conducting a exchange of the USAG common stock

WHEREAS, WORLD SHOPPING NETWORK, INC. (hereinafter "WSN") is a privately held Wyoming corporation with its principal place of business in California with authorized capital stock of five hundred million (500,000,000) shares of Common Stock, $0 par value per share, of the which four million five hundred forty three thousand four hundred and two (4,543,402) shares were issued and outstanding as of June 1, 1999 (the "WSN Common Stock")

WHEREAS, WSN Shareholders are desirous of exchanging their shares of WSN Common Stock as majority shareholders, in the following amounts: Tri Star Diversified Ventures, LLC (1,800,000), John Anton (500,000) and Nick Markulis (365,000) for shares of USAG upon the terms and conditions and for the consideration hereinafter set forth;

WHEREAS, it is the intention of USAG and the WSN Shareholders that the transactions contemplated hereby constitute a tax-free "reorganization" as defined in Section 368.et.al of the Internal Revenue Code of 1986, as amended and that all the terms and provisions of this Agreement be interpreted, construed and enforced to effectuate this intent.

DEFINITIONS

"ACT" means the Securities Act of 1933, as amended
"AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Act of 1934
"BALANCE SHEET" has the meaning of financial statement set forth in Section
4.8 and 5.7 below
"CLOSING" has the meaning set forth in Section 3.1 below
"CLOSING DOCUMENTS" has the meaning set forth in Section 2.2 and 2.3 below "CLOSING DATE" has the meaning set forth in Section 3.1 below
"CODE," means the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated thereunder.
"CONVERSION RATIO" has the meaning set forth in Section 2.1 below
"GAAP" means United States generally accepted accounting principals as in effect from time to time and consistently applied.

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"INDEPENDENT PUBLIC ACCOUNTANT" has the meaning set forth in Section 4.8 and
5.7 below
"IRS" means the Internal Revenue Service
"INTELLECTUAL PROPERTY" means any patent, trade name, trademark, copyright, trade secret or other intangible asset
"KNOWLEDGE" means actual knowledge after reasonable investigation
"ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past customs and practice (including with respect to quantity and frequency)

"PERSON" means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, and a joint venture
"SEC" means the Securities and Exchange Commission
"SECURITIES ACT" means the Securities Act of 1933, as amended
"SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended
"SECURITY INTEREST" means any mortgage; pledge, lien, encumbrance, charge, or other security interest whatsoever.
"USAG" has the meaning set forth in the recitals above
"USAG SHARES" means any share of common stock, $.001 par value per share, of USAG
"USAG SHAREHOLDERS" means any Person whom or which holds any USAG Share
"USAG WARRANTS" shall mean an aggregate of 16,000,000 warrants of USAG consisting of (I) 8,000,000 Class A Warrants, exercisable at $.17 per warrant to purchase one (1) USAG Share and one (1) Class B Warrant, (ii) 8,000,000 Class B warrants, exercisable at $.25 per warrant to purchase one (1) USAG Share.
"WSN" has the meaning set forth in the recitals above
"WSN SHARES" shall mean the shares of World Shopping Network,Inc. Common Stock "WSN SHAREHOLDERS" shall have for the purposes of this agreement, the following individuals and entities: Tri Star Diversified Ventures, LLC, Nick Markulis, and John Anton.


NOW THEREFORE, in consideration of the following, the parties agree as follows:

                                    ARTICLE 1

                                    EXCHANGE

1.1 EXCHANGE OF STOCK. At the closing date, in accordance with the provisions of this agreement and applicable law, WSN Shareholders shall transfer and USAG shall acquire 2,665,000 Shares of WSN Common Stock, which constitutes all of the WSN Common Stock owned by the WSN Shareholders" (the "Purchased Shares") herein.

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                                    ARTICLE 2

                                  CONSIDERATION

2.1 EXCHANGE. WSN Shareholders and USAG agree that all of the WSN shares owned by WSN Shareholders shall be exchanged with USAG for USAG shares for Common Stock of WSN on a 30:1 ratio, (30 USAG shares for 1 share of WSN). Such stock shall be issued in certificates of such denominations, amounts as may be requested by Shareholders, as follows:

  WSN SHAREHOLDERS                WSN Common Stock    for  USAG Common Stock
  ----------------                ----------------    ---  -----------------
  Tri Star Diversified Ventures      1,800,000                 54,000,000
  Nick Markulis                        365,000                 10,950,000
  John Anton                           500,000                 15,000,000




         INVESTMENT INTENT Each of the WSN Shareholders represents and warrants that they are acquiring USAG Common Stock for investment purposes only and not with a view towards resale or redistribution in violation of state and federal securities laws. Each WSN Shareholder agrees to deliver to USAG at the closing, a letter setting forth an agreement that said shares are being acquired for investment purposes only and will not be sold except in compliance with the Securities Act of 1933, as amended, and the Rules and Regulations promulgated thereunder.

Each of the certificates representing shares of USAG issued to WSN Shareholders as provided for herein shall bear substantially the following legend:

                   The securities represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act") and are "restricted securities" as that term is defined in Rule 144 under the Act. The securities may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act or pursuant to an exemption from registration under the Act, the availability of which is to the satisfaction of the Corporation.

2.2 DELIVERY. At said closing, WSN Shareholders shall deliver certificates for the Purchased Stock, duly endorsed in negotiable form, with signatures guaranteed, free and clear from all claims and encumbrances.

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                                    ARTICLE 3

                                   THE CLOSING

3.1 THE CLOSING. The closing of the transactions provided for herein (the "Closing") shall take place at the offices of WSN on a date to be mutually
agreed upon by the parties, which date shall be on or before June   ,1999 or at
such other time and place as the parties shall mutually agree.

                                    ARTICLE 4

               REPRESENTATIONS AND WARRANTIES OF WSN SHAREHOLDERS

         REPRESENTATION AND WARRANTIES OF WSN SHAREHOLDERS. As an inducement to USAG to enter into this Agreement and to consummate the transactions contemplated herein, and with knowledge that USAG will rely therein, WSN Shareholders represent and warrant as follows to USAG and the individuals representing it:

4.1 ORGANIZATION. WSN is a corporation duly organized, validly existing and in good standing under he laws of Wyoming, is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which its failure to be so qualified and in good standing would have a materially adverse effect on its financial condition or business and it has the corporate power and authority to own, lease or operate its properties and to carry on its business as now conducted.

4.2 CAPITAL STRUCTURE. The authorized capital of WSN is as set forth in the Recitals above. WSNand WSN Shareholders represent and warrant, both severally and jointly that all of the outstanding shares of "WSN Shareholders" stock are validly issued, fully paid and non-assessable and were issued in transactions that were either exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), or were properly registered thereunder. There are no existing options, warrants, calls, pre-emptive rights or commitments of any kind relating to the capital stock of WSN and the stock of WSN Shareholders

4.3 ARTICLES OF INCORPORATION, BYLAWS AND MINUTES. WSN Shareholders have caused WSN to deliver to USAG a true and complete copies of its (i) Articles of Incorporation (certified by the Secretary of State of Wyoming), (ii) Bylaws (certified by its corporate secretary) as in effect on the date hereof, and (iii) minutes of all meetings of its Board of Directors and Shareholders.

4.4 BOOKS AND RECORDS. The corporate minute books, stock certificate books, stock registers and other corporate records of WSN are correct and complete in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the person purporting to have signed the same. All actions reflected in said books and records were duly and validly taken in compliance with the laws of Wyoming, WSN does not have any of its record, systems, controls, data or information recorded,

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stored, maintained, operated or otherwise wholly or partially dependent upon or held by any means, including any electronic, mechanical or photographic process, whether computerized or not, which, including all means of access thereto and therefrom, are not under the exclusive ownership and direct control of WSN Shareholders.

4.5 TITLE TO WSN COMMON STOCK. WSN Shareholders have full power and authority to transfer and convey, free and clear of all liens, encumbrances, restrictions and claims of every kind, the WSN Common Stock to USAG as contemplated by the Agreement.
4.6 AUTHORITY. WSN Shareholders have full power and authority to execute and deliver the Agreement and the other Closing Documents and to carry out the transactions contemplated hereby and WSN Shareholders have taken all requisite corporate action to authorize the execution, delivery and performance of the Closing Documents. The Closing Documents, when executed, will be valid and binding agreements of WSN Shareholders enforceable in accordance with the terms thereof. No consent, authorization or approval of, or declaration, filing or registration with, any governmental or regulatory authority or any consent, authorization or approval of any other third party is required to enable WSN Shareholders to enter into and perform any of its obligations under the Closing Documents, and neither the execution and delivery of the closing documents nor the consummation of the transactions contemplated thereby will:

               i. Violate the Articles of Incorporation or Bylaws or constitute a breach of any evidence of indebtedness or agreement to which WSN Shareholders are a party or by which it is bound;
               ii. Cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which the WSN Shareholders or WSN are subject or under any contract to which WSN Shareholders are a party, or permit the termination of any such contract by another person;
               iii. Result in the creation or imposition of any security
                    interest, lien, charge or other encumbrance upon the property or assets of WSN Shareholders or WSN under any agreement or commitment to which the WSN Shareholders or WSN are bound;
               iv. Accelerate, or constitute an event, entitling , or which would, on notice or lapse of time or both, entitle the holder of any indebtedness of WSN Shareholders or WSN to accelerate the maturity of any such indebtedness;
               v. Conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality;
               vi. Violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to WSN Shareholders or WSN or the securities, properties or business of WSN Shareholdersor WSN; or

4.7 FINANCIAL STATEMENT. WSN Shareholders have furnished, or will prior to the Closing Date furnish USAG with the following financial statements:

               i. True and complete copies of the balance sheets, related statements of operations and retained earning and related statements of shareholders' deficiency cash flows of WSN as of and for the year ended June 30, 1998, prepared in accordance with generally accepted accounting principles ("GAAP") and audited by WSN's independent public accountants; and

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               ii.  True and complete copies of the unaudited balance sheet as of March 31, 1999 and related statements of operations and retained earnings and related statements of cash flows of WSN as of March 31, 1999.

Hereinafter, the financial statements referred to in subsections (i) and
(ii), together with the footnotes and supporting schedules thereto, are referred to as the "WSN Financial Statements." The audited WSN Financial statements, including the footnotes thereto, have been prepared by WSN in accordance with GAAP and present fairly the financial condition of WSN at the dates thereof and reflect all material claims against, and all material debts and liabilities of, WSN, fixed or contingent, as at the dates thereof and the statements of income and retained earnings which are a part of the audited WSN Financial Statements present fairly the results of the operations of WSN and cash flows for the periods indicated, the WSN Financial statements and the Exhibits and Schedules hereto. WSN Shareholders shall make available to USAG and WSN's independent public accountants, its work papers and those of its independent public accountants related to the WSN Financial Statements.

4.8 NO UNDISCLOSED LIABILITIES. WSN does not have any material liability or obligation, absolute or contingent, including without limitation, liabilities for federal, state, local or foreign taxes which (i) is not reflected on the WSN Financial Statements, or (ii) has arisen since March 31, 1999, and which is materially adverse to the business, assets or operations of WSN, or (iii) is not referred to elsewhere in this Agreement or the Schedules hereto.

4.9 TITLE OF ASSETS; PERMITTED ENCUMBRANCES. WSN has good and indefeasible title, or valid leasehold rights in the case of leased assets, to all of it's assets reflected on the WSN Financial Statements and all of the assets thereafter acquired by it (except to the extent that such assets have thereafter been disposed of in the ordinary course of business or otherwise in accordance with this Agreement), subject to no mortgages, liens, security interests or encumbrances.

               i. minor defects in title and encumbrances, none of which, individually or in the aggregate, materially interferes with the use or value of such property,
               ii. liens and security interests under operating agreements for amounts not yet delinquent or which are being contested in good faith,
               iii. liens for fees, taxes, levies, imposts, duties or other governmental charges of any kind which are not yet delinquent or are being contested in good faith by appropriate proceedings,
               iv. liens created in the ordinary course of business in connection with the leasing or financing of office, computer and related equipment and supplies.

4.10 CONDITION OF PROPERTY. All of the tangible personal property of WSN is, in accordance with industry standards, in operating condition and repair, reasonable wear and tear excepted except for such property the condition of which does not materially adversely affect the business of WSN.

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4.11 INSURANCE. Set forth in Schedule A, is a list of all insurance policies carried by WSN (showing as to each policy, the carrier, policy number, coverage limits, expiration dates, and a general description of the type of coverage provided) and such policies are in full force and effect and the premiums due and owing therefore have been paid in full and will be so paid to the Closing Date.

4.12 PATENTS AND TRADEMARKS. WSN owns or possesses adequate and enforceable licenses or other rights to use all patents, trademarks, trade names and copyrights now used in the conduct of its business.

4.13 CONDUCT OF BUSINESS. Since June 1, 1999, there has not occurred any of the following events, other than changes in the ordinary course of business, none of which has had a material adverse effect on such business, operations or financial condition of WSN.

              i. Any change in the business, operations or financial condition or the manner of conducting the business of WSN.

              ii. Any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting the business operations of financial condition of WSN.

              iii. Any authorization or issuance of any shares of capital stock of WSN.

              iv. Any declaration, setting aside or payment of dividends or other distribution in respect of the capital stock of WSN.

              v. Any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of WSN.

              vi. Any increase in the compensation by WSN of its directors, officers or employees over their compensation as disclosed in the WSN Financial Statements;

              vii. Any employment agreement for a fixed term or any deferred compensation agreement entered into between WSN and any of its directors, officers or other employees or consultants;

              viii. Any amendment or termination by WSN of any material
                    contract, agreement, license, or other agreement other than in the ordinary course of business; or

              ix. Any indebtedness incurred WSN or any commitment to borrow money entered into by WSN.

4.14 LITIGATION. There is no action, suit or proceeding pending before any court, administrative agency or other governmental body or arbitrator, or threatened against WSN. WSN is not a party or subject to, or bound by, any injunction, judgement, order or decree, whether or not still subject to appeal, of any court, administrative agency or other governmental body or arbitrator.

4.15 TAX MATTERS. WSN has paid all federal, state, county, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, excise taxes, sales taxes, use taxes, gross receipts taxes, franchise taxes, employment and payroll related taxes, property taxes and import duties, whether or not measured in whole or in part by net income (individually, a "Tax" and collectively, the "Taxes"), and all deficiencies or

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other additions to any Tax, interest and penalties owed by it in connection with any Tax required to be paid by it relating to WSN or any of its assets or business through the date hereof. WSN shall have paid timely, prior to the Closing Date, all Taxes relating to it or its business or assets, including additions, interest, penalties and estimated payments, required to be paid by it under applicable law after the date hereof.

4.16 NO TAX LIENS. None of the assets of WSN is subject to any lien in favor of the united States pursuant to Section 6321 of the Internal Revenue Code of 1986, as amended (the "Code"), for nonpayment of federal taxes, or any lien in favor of any state under any comparable provision of state law.

4.17 COMPLIANCE WITH LAWS; PERMITS. WSN is not in violation of any applicable order, judgement, injunction, award or decree relating to its business or assets. WSN is not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental of regulatory body, court or arbitrator applicable to its business' or assets. Without limiting the generality of the foregoing, (a) there is not pending or threatened, any notification of any governmental authority the WSN is not in compliance with applicable laws and regulations respecting employment and employment practices, occupational safety and health laws and regulations, and laws or regulations relating to the quality of the environment and WSN knows of no basis therefor, and (b) WSN has not received any such notification of past violations of such laws or regulations. WSN holds all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies (collectively, "Permits") that are material to or necessary for the conduct of its business. All Permits are in full force and effect and no proceeding to revoke or limit any of such Permits is pending or, to the knowledge of WSN, threatened.

4.18 CONTRACTS AND OTHER AGREEMENTS. There have been delivered to USAG true and complete copies of all of the contracts and other agreements. All of such contracts and other agreements are valid and binding upon WSN in accordance with their terms, and WSN is not in default nor has it received a notice of default under, or with respect to, any such contracts and /or other agreements. No approval or consent of any person is needed in order that the contracts and other agreements se forth thereon will continue in full force and effect following the consummation of the transactions contemplated by this Agreement. There are no contracts to which WSN is party or by or to which it or its assets or properties are bound or subject, including, without limitation, any (a) contract for the employment of any officer or individual employee, (b) contract with any union, (c) back loan or other credit agreement, (d) bonus, deferred compensation, profit sharing, pension or retirement arrangement, (e) partnership or joint venture agreement, or (f) other material contract, agreement or commitment.

4.19 REAL PROPERTY. WSN owns no direct, indirect, legal, equitable or beneficial interest in any real property and possesses no rights to acquire the same.

4.20 LIABILITIES. Except as forth in this Agreement of any Schedule hereto, WSN has no direct or indirect Liabilities, other than Liabilities fully and adequately reflected or reserved against in the WSN Financial Statements.

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4.21 EMPLOYEE BENEFIT PLANS. WSN does not maintain or contribute to, and has never maintained or contributed to, any employee pension benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended.

4.22 CURTAILMENT OF OPERATIONS. No labor disputes or work stoppages involving WSN are pending or threatened which, either singly or in the aggregate, will have a material adverse effect on the business of WSN. To the knowledge of WSN, no material customer of or supplier to WSN is involved in, or affected by, any dispute, arbitration, lawsuit, or administrative proceedings which could materially adversely affect its business, operations, properties, assets or condition, financial or otherwise.

4.23 EMPLOYEE RELATIONS. WSN is not a party to a collective bargaining agreement and is in compliance with all applicable federal, state or other laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment (including issues related to independent contractor status of personnel) and wages and hours, and has not and is not engaged in any unfair labor practice. There have been no organization efforts by any trade unions within the last 12 months.

4.24 RESTRICTIVE DOCUMENTS. Except as otherwise disclosed in this Agreement or any Schedule or Exhibit hereto, WSN is not subject to, or a party to, any charter, bylaw, mortgage, lien, lease, license, permit, agreement, contract, instrument, or any law, rule, ordinance, regulation, order, judgement or decree, or any other restriction of any kind or character, which would prevent consummation of the transaction contemplated by this Agreement, or the continued operation of the business on substantially the same basis as heretofore operated.

4.25 RELATIONSHIPS. No officer or director of WSN possesses, directly or indirectly, any financial interest in, or is a director, officer, shareholder or employee of, any corporation, firm, association or business organization which is a manufacture for or client supplier, customer, lessor, lessee, or competitor or potential competitor of, WSN. WSN is not indebted to any officer, director or employee of WSN or to any entity in which any such person has a financial interest.

4.26 NO CHANGES PRIOR TO CLOSING DATE. During the period from the date of this Agreement to and including the Closing Date, other than as expressly set forth on one or more of the Schedules hereto, WSN will not have:

               i. Incurred any liability or other obligations of any nature (whether accrued, absolute, contingent or otherwise) which affects or may affect its assets or business, except in the ordinary course of business;

               ii. Permitted any of its assets to be subject to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind;

               iii. Sold, transferred or otherwise disposed of any of its assets, except in the ordinary course of business;

               iv. Made any capital expenditure or commitment therefor in excess of $5,000;

               v. Made any bonus or profit sharing contribution or distribution, except in the ordinary course of business;

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              vi.   Increased its indebtedness for borrowed money, except
                    current borrowings form banks in the ordinary course of business, or made any loan to any person;

              vii. Written off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charge to applicable reserves, none of which, individually or in the aggregate, materially and adversely affects its assets or business;

              viii. Granted any increase in the rate of wages, salaries, bonuses or other compensation of any executive employee or other employees of WSN, except in the ordinary course of business;

              ix. Canceled or waived any claims or rights, except in the ordinary course of business;

              x. Made any change in any method of accounting or auditing practice;

              xi. Otherwise conducted its business or entered into any transaction, except in the usual and ordinary manner and in the ordinary course of business;

              xii.  Entered into any agreements with any affiliates; or

              xiii. Agreed, whether or not in writing, to do any of the
                    foregoing.

4.28 DISCLOSURE. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of WSN or by any of WSN directors or officers, material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstance known to WSN Shareholders which materially and adversely affects or which may materially and adversely affect its business, prospects or financial condition or its assets, which has not been set forth in this Agreement, the Schedules, Exhibits, certificates or statements furnished in writing to USAG in connection with the transactions contemplated by this Agreement.

4.29 BROKER'S OR FINDER'S FEES- Except for Havkit Corporation, no broker, finder or similar intermediary is entitled to fees in connection with the transactions contemplated by this Agreement by virtue of any action or agreement of WSN.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF USAG

As an inducement to WSN Shareholders to enter into this Agreement and to consummate the transactions contemplated herein, and with knowledge that WSN Shareholders will rely thereon, USAG represents and warrants as follows to WSN Shareholders and the individuals representing those parties:

5.1 ORGANIZATION. USAG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which its failure to be so qualified and in good standing would have a materially adverse effect on its financial

                                      10
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condition or business and it has the corporate power and authority to own, lease or operate its properties and to carry on its business as now conducted

5.2 CAPITAL STRUCTURE. The authorized capital of USAG is as set forth in the RECITALS above. All of the outstanding shares of USAG Stock are and will be validly issued, fully paid and nonassessable and were issued in transactions that were either exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), or were properly registered thereunder. A list of USAG shareholders of record at _______________1999, certified by USAG's transfer agent, is annexed as SCHEDULE. There are no existing options, warrants calls, preemptive rights or commitments of any kind relating to the capital stock of USAG other than those listed therein.

5.3 TITLE TO USAG COMMON STOCK. USAG has full power and authority to issue and convey, free and clear of all liens, encumbrances, restrictions and claims of every kind, the USAG Common Stock issuable to WSN Shareholders as contemplated by this Agreement and, when issued, said USAG Common Stock shall be validly issued, fully paid and nonassessable.

5.4 AUTHORITY. USAG has full power and authority to execute and deliver this Agreement and the other agreements required to be executed and delivered hereunder and to carry out the transactions contemplated hereby and USAG has taken all requisite corporate action to authorize the execution, delivery and performance.

5.5 NO UNDISCLOSED LIABILITIES. USAG does not have any material liability or obligations, absolute or contingent, including without limitation, liabilities for federal, state, local or foreign taxes which (i) is not reflected on the USAG Financial Statements, or (ii) has arisen since April 30, 1999 and which is materially adverse to the business, assets or
operations of USAG other than as disclosed on SCHEDULE   , or (iii) is not
referred to elsewhere in this Agreement or the Schedules hereto.

5.6 COMPLIANCE WITH LAWS; PERMITS. USAG is not in violation of any applicable order, judgment, injunction, award or decree relating to its business or assets. USAG is not in violation of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to its business or assets. Without limiting the generality of the foregoing, (a) there is no pending or threatened, any notification of any governmental authority that USAG is not in compliance with applicable laws and regulations respecting employment and employment practices, occupational safety and health laws and regulations and laws or regulations relating to the quality of the environment and USAG knows of no basis therefor and (b) USAG has not received any such notification of past violations of such laws or regulations. USAG holds all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies (collectively, "Permits") that are material to or necessary for the conduct of its business. All Permits are in full force and effect and no proceeding to revoke or limit any of such Permits is pending or, to the knowledge of USAG, threatened.

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5.7 DISCLOSURE. Neither this Agreement nor any Schedule, Exhibit or certificate delivered in accordance with the terms hereof, or any document or statement in writing which has been supplied by or on behalf of USAG or by any of USAG's directors or officers, material fact, or omits any statement of a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact or circumstance known to USAG which materially and adversely affects or which may materially and adversely affect its business, prospects or financial condition or its assets, which has not been set forth in this Agreement, the Schedules, Exhibits, certificates or statements furnished in writing to WSN and Shareholders in connection with the transactions contemplated by this Agreement.

5.8 BROKER'S OR FINDER'S FEES.- Except for Havkit Corporation, no broker, finder or similar intermediary is entitled to fees in connection with the transactions contemplated by this Agreement by virtue of any action or agreement of USAG.

                                    ARTICLE 6


                                  MISCELLANEOUS

6.1 APPROVAL BY COUNSEL. All actions and proceedings hereunder and all documents and other papers required to be delivered by USAG hereunder or in connection with the consummation of the transactions contemplated hereby, and all other related matters shall have been reasonably approved by counsel to USAG.

6.2 LITIGATION. There is no action, suit or proceeding pending before any court, administration agency or other governmental body or arbitrator, threatened against USAG. USAG is not a party or subject to, or bound by, any injunction, judgment, order or decree, whether or not still subject to approval, of any court, administrative agency or other governmental body or arbitrator.

6.3 TAX-FREE EXCHANGE. The transaction contemplated by this Agreement shall have been accomplished on a tax-free basis.

6.4 TRANSFER/ASSIGNMENT. This agreement is personal to the Parties herein and shall not be assigned or transferred without the prior written consent of USAG. This agreement is personal to USAG and shall not be assigned or transferred without the written consent of WSN Shareholders. This agreement shall be binding upon and inure to the benefit of all of the parties hereto and their successor and assigns.

6.5 SEVERABILITY. Nothing contained herein shall be construed to require the commission of any act contrary to law. Should there be any conflict between any provisions hereof and any present or future statute, law, ordinance, regulation, or other pronouncement having the force of law, the latter shall prevail, but the provision of this Agreement affected thereby shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law, and the remaining provisions of this agreement shall remain in full force and effect.

6.6 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement and understanding of the parties with respect to the subject matter hereof and supercedes all

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

prior oral or written agreements, arrangements, and understandings with respect thereto. No representation, promise, inducement, statement or intention has been made by any party hereto that is not embodied herein, and no party shall be bound by or liable for any alleged representation, promise, inducement, or statement not so set forth herein. This agreement is made under and shall be construed pursuant to the laws of the State of California.

6.7 MODIFICATION. This Agreement may be modified, amended, superseded, or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by both parties to be bound by an such modification, amendment, suppression, cancellation, or waiver. The Waiver by either of the parties, express or implied, of any right under this Agreement or any failure to perform under this Agreement by the other party, shall not constitute or be deemed as a waiver of any other right under this Agreement or of any other failure to perform under this Agreement by the other party, whether or a similar or dissimilar nature.

6.8 ATTORNEYS FEES. The WSN Shareholders will pay all reasonable direct and indirect legal fees of USAG in the preparation and consummation of this purchase agreement, as well as the subsequent merger of WSN and USAG. In the event of any dispute arising out of the subject matter of this Agreement, the prevailing party shall recover, in addition to any other damages assessed, its' reasonable attorney's fees and costs incurred in litigating or otherwise settling or resolving such dispute whether or not an action is brought or prosecuted to judgment.

6.9 CUMULATIVE REMEDIES. Each and all of the several rights and remedies provided in this Agreement, or by law or in equity, shall be cumulative, and no one of them shall be exclusive of any other right or remedy, and the exercise of any one or such rights or remedies shall not be deemed a waiver of, or an election to exercise, any other such right or remedy.

6.10 COUNTERPARTS- The agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

6.11 POST EFFECTIVE AMENDMENTS- (a) It is contemplated by the Parties herein, after Closing, the new management will arrange for filing a post effective amendment to permit USAG warrants to be exercised providing for additional funding for the expansion of the corporation, as well as the registration of
2.4 Million recently exercised Underwriter Warrants. (b) It is expressly agreed that USAG will have no assets or liabilities at the time of Closing. Any current assets will be transferred prior to Closing to an affiliated entity and will be for the benefit of the current shareholders of USAG and not the selling WSN Shareholders. WSN Shareholders will have no interest in the affiliated entity.

6.12 CAPTIONS- The caption headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

6.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES- All convenants, agreements, statements, certifications, indemnification's in, representations and warranties made by the Sellers or the Purchaser this Agreement or in any document, exhibit, schedule or certificate furnished pursuant hereto or in connection herewith, shall survive the Closing, irrespective of any investigation made by or on behalf of any party, (a) with respect to the representations and warranties of the Sellers herein contained, for a period of 3 1/2 years and (b) in all other instances for a period of 18 months. Any claim made in writing prior to the expiration of the applicable period and the rights of indemnity with respect thereto shall survive such expiration until resolved or judicially determined.

6.14 NOTICES- All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when received, if delivered in persons, or three
(3) business days following the mailing thereof, if mailed by certified first class mail, postage prepaid, return receipt requested, as follows:

If to USAG:           U S A GROWTH, INC.
                      900 West 190 Street
                      New York, N.Y. 10040
                      Attn: Robert Sher, President

If to WSN:            World Shopping Network,Inc.
                      1530 Brookhollow Drive, #C
                      Santa Ana,CA. 92705
                      Attn: John Anton, Nick Markulis

If to Tri Star Diversified:   Tri Star Diversified Ventures,LLC
                              575 Anton Blvd, 4th floor
                              Costa Mesa, CA.92626
                              Attn: Charles Woods, CEO





With a copy to:               McLaughlin & Stern, LLP.
                              260 Madison Ave.
                              New York, New York 10016
                              Attn: David W. Sass, Esq.

Or at such other address or addresses as any party may have advised in the manner provided in this Section.

USA GROWTH, INC.

BY;
   -------------------------------

ITS
   -------------------------------



TRI STAR DIVERSIFIED VENTURES, L.L.C.

BY;
   -------------------------------
        CHARLES WOODS, CEO


----------------------------------
          NICK MARKULIS

----------------------------------
           JOHN ANTON

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